Exhibit 99.5

January 24, 2007

Board of Directors
China Digital Wireless, Inc.
429 Guangdong Road
Shanghai, China 200001

Dear Board of Directors of China Digital Wireless, Inc.

I hereby resign my position as the member of the Board of Directors of China Digital Wireless, Inc.(the "Company") and the member of any committee thereof, effective January 24, 2007. I also resign my position as Chief Technology Officer of the Company at the same time.

This resignation is not the result of any disagreement with the Company. I have no claim against the Company for fees or compensation relating to my services. I enjoyed my term serving the Board and the Company. I sincerely wish the Company continued success, and I want to thank you for all the support you have given me. Please feel free to contact me at any time if I can be of further assistance.

Sincerely,

/s/Tianqi Huang
Tianqi Huang